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FindWhat.com                                                        News Release
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Investor Relations Contact:                              Company Contact:
Lisa Lettieri, VP                                        Phillip R. Thune, CFO
Lippert/Heilshorn & Associates                           FindWhat.com
212-838-3777                                             212-255-1500
lisa@lhai.comor www.lhai.com                             pthune@findwhatcorp.com

               FINDWHAT.COM ANNOUNCES SECOND QUARTER 2000 RESULTS

 SEARCH ENGINE REVENUE NEARLY TRIPLES FROM FIRST QUARTER; GROWTH IN KEY METRICS
                                   CONTINUES

NEW YORK - AUGUST 14, 2000 - FINDWHAT.COM (NASDAQ: FWHT) a developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-position search engine, today announced results for the second quarter ended June 30, 2000. Revenues for the quarter were $373,804 compared to $130,047 for the three months ended June 30, 1999. The net loss for the quarter ended June 30, 2000 quarter was $5,048,274, or $(0.37) per share on a fully diluted basis, compared to a net loss of $278,140, or $(0.03) per share, for the comparable period last year. The net loss for the second quarter ended June 30, 2000 included $3,366,563, or $(0.25) per share, in non-cash charges other than depreciation, compared to $211,000, or $(0.02) per share, in similar non-cash expenses for the three months ended June 30, 1999. Because the Company commercially launched its FindWhat.com search engine in September 1999, comparisons between the two periods have limited meaning. However, revenues for the second quarter increased 72% from the three months ended March 31, 2000, driven largely by increases in the Company's FindWhat.com search engine revenue, which nearly tripled from the first quarter of 2000.

Robert Brahms, Chief Executive Officer of FindWhat.com, commented, "This was an outstanding quarter for FindWhat.com that demonstrated accelerated growth for our search engine in both revenues and key metrics. In the second quarter of 2000, paid click-throughs tripled to 3.8 million, while revenue per paid click-through increased from six to seven cents. Daily searches using FindWhat.com averaged 2.2 million, up from 525,000 in the first quarter of 2000, and at the end of the quarter, we had more than 3.2 million bids on search keywords or key phrases, 5,000 advertiser accounts, and 14,000 web sites participating in our affiliate network."

"These numbers represent substantial increases from the previous quarter, and we are very pleased to see that our growth is continuing in the third quarter. By the end of July, our advertiser accounts had grown to 6,000 and our affiliate network increased to more than 16,000 web sites. Even more gratifying is that our average revenue per click-through has increased to more than $0.10. Increasing average revenue per paid click-through, more than any other factor, drives improvements in our operating margins. Clearly, the third quarter is off to a great start."

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                                   KEY METRICS

                                                        Q2 2000         Q1 2000
Paid Click-throughs                                   3,800,000       1,200,000
Average Revenue per Paid Click-through                    $0.07           $0.06
Advertiser Accounts (at period end)                       5,000           2,350
Bids (at period end)                                  3,200,000       1,400,000
Affiliates (at period end)                               14,000           8,000
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ABOUT FINDWHAT.COM

Through its pay-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier

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placement on the search results returned by the FindWhat.com search engine. The
Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.